Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated May 14, 2007, accompanying the financial statements of Orange REIT, Inc. (which contains an explanatory paragraph regarding the fact that the Company is in the development stage, as more fully discussed in Note 1 to the financial statements) contained in Post-effective Amendment No. 3 to the Registration Statement on Form S-11. We consent to the use of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.
/s/ GRANT THORNTON LLP
Southfield, Michigan
February 7, 2008